Exhibit 23.1


ANTON
& CHIA                                               CERTIFIED PUBLIC ACOUNTANTS


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of
Retail Spicy Gourmet, Inc.

We consent to the inclusion of our report dated April 8, 2013, relating to our audits of the balance sheet of Retail Spicy Gourmet, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended and for the period from December 30, 2010 (Inception) through December 31, 2012. Our report dated April 8, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption "Experts" in the Registration Statement.


/s/ Anton & Chia, LLP
-----------------------------------
Newport Beach, California
April 8, 2013